Exhibit 99.1

FOR IMMEDIATE RELEASE

ELLIE MAE REPORTS FOURTH QUARTER AND FULL YEAR 2014 RESULTS
Fourth Quarter Revenue Up 53% to $46.6 Million
2014 Revenue Up 26% to $161.5 Million

PLEASANTON, CA - February 12, 2015 - Ellie Mae® (NYSE: ELLI), a leading provider of innovative on-demand software solutions and services for the residential mortgage industry, today reported results for the full year and fourth quarter and full year ended December 31, 2014.

Fourth Quarter 2014 Highlights

•	Record revenue of $46.6 million, up 53% from $30.4 million in Q4 2013

•	Net income of $4.3 million, up 153% from $1.7 million in Q4 of 2013

•	Adjusted EBITDA of $12.8 million, up 75% to $7.3 million in Q4 2013

•	3rd consecutive quarter with over 10,000 new SaaS Encompass seats booked

Full Year 2014 Highlights

•	Record revenue of $161.5 million, up 26% from $128.5 million in 2013

•	Net income of $14.8 million, up 11% from $13.3 million for 2013

•	Adjusted EBITDA of $46.0 million, up 17% from $39.4 million in 2013

•	37,000 new SaaS Encompass® seats booked

•	109,000 active Encompass users, up 18%

•	85,000 active SaaS Encompass users, up 33%

“Ellie Mae’s full year and fourth quarter results were a tremendous finish to 2014,” said Jonathan Corr, CEO of Ellie Mae.  “Revenue grew 53% over last year’s full year and fourth quarter to a record $46.6 million. We again outperformed the overall mortgage market as we continued to grow our active user base and increased average revenue per user by 32% over last year’s full year and fourth quarter. Our results demonstrate the upside leverage of our model as we benefited from an uptick in the volume of loan applications during the quarter.”

“The combination of business momentum and solid execution enabled us to deliver strong results throughout 2014 as we increased revenues by 26% over last year. Against the backdrop of mortgage industry volumes that declined 38% in 2014, our performance was driven by demand for our all-in-one solution that meets lenders’ ever increasing needs for loan quality, regulatory compliance and operating efficiency,” continued Mr. Corr.

“Our successes in 2014 and our robust pipeline give us ongoing confidence in our growth strategy. We are entering 2015 well positioned to continue to grow market share and revenues. To support customers and further differentiate the company, we will continue to ramp our investment in key areas such as R&D, enterprise sales, services, technical support and data center infrastructure. These investments are

Exhibit 99.1

reflected in our net income guidance for 2015. We are excited about the opportunity to add additional SaaS Encompass users and drive adoption of our broad array of on-demand solutions,” concluded Mr. Corr.

Financial Results
Total revenue for the full year and fourth quarter of 2014 was $46.6 million, compared to $30.4 million for the full year and fourth quarter of 2013. Net income for the full year and fourth quarter of 2014 was $4.3 million, or $0.14 per diluted share, compared to net income of $1.7 million, or $0.06 per diluted share, for the full year and fourth quarter of 2013. Diluted share count for the full year and fourth quarter of 2014 was 30.1 million as compared to 28.9 million during the full year and fourth quarter of 2013.

On a non-GAAP basis, adjusted net income for the full year and fourth quarter of 2014 was $11.5 million, or $0.38 per diluted share, compared to $5.4 million, or $0.19 per diluted share, for the full year and fourth quarter of 2013. Adjusted EBITDA for the full year and fourth quarter of 2014 was $12.8 million, compared to $7.3 million for the full year and fourth quarter of 2013.

Total revenue for 2014 was $161.5 million compared to $128.5 million for 2013. Net income for 2014 was $14.8 million, or $0.50 per diluted share, compared to net income of $13.3 million, or $0.47 per diluted share, for 2013.

On a non-GAAP basis, adjusted net income for 2014 was $34.1 million, or $1.15 per diluted share, compared to $29.0 million, or $1.02 per diluted share, for 2013. Adjusted EBITDA for 2014 was $46.0 million, compared to adjusted EBITDA of $39.4 million for 2013.

A reconciliation of the non-GAAP financial measures to their related GAAP financial measures is set forth below.

Key Operating Metrics:

•	The total number of active Encompass users increased 18% year over year to 109,000;

•	The total number of active users of the SaaS version of Encompass increased 33% year over year to 85,000, or 78% of all active Encompass users;

•	Contracted SaaS users, the total number of SaaS seats under contract with us, increased 33% year over year to approximately 126,000;

•	Total SaaS Encompass revenue in the full year and fourth quarter increased 48% year over year to $28.0 million, representing 60% of total revenue for the full year and fourth quarter of 2014;

•	Revenue per average active Encompass user in the full year and fourth quarter increased 32% year over year to $433; and

•	On-demand revenue in the full year and fourth quarter increased 59% year over year to $44.9 million, comprising approximately 96% of total revenue for the full year and fourth quarter of 2014

Exhibit 99.1

compared to on-premise revenue which decreased to $1.6 million or approximately 4% of total revenue for the full year and fourth quarter of 2014.

First Quarter and Full Year 2015 Financial Outlook
The January 2015 composite forecast of Fannie Mae, Freddie Mac and the Mortgage Bankers Association for 2015 mortgage origination volume is approximately $1.2 trillion, which represents a 3% increase from estimated mortgage volume in 2014. These organizations publish monthly updates of their annual and quarterly forecasts. The January 2015 composite quarterly forecast for origination volume is as follows:

($ in billions)	Q1	Q2	Q3	Q4	Annual
2015	$290	$335	$308	$262	$1,195

For the first quarter of 2015, our revenue is expected to be in the range of $46.0 million to $47.0 million. Net income is expected to be breakeven to $0.5 million, or $0.00 to $0.02 per diluted share. Adjusted net income is expected to be in the range of $5.9 million to $6.6 million, or $0.19 to $0.21 per diluted share. Adjusted EBITDA is expected to be in the range of $7.5 million to $8.6 million.

For the full year 2015, revenue is expected to be in the range of $203.0 million to $206.0 million. Net income is expected to be in the range of $0.5 million to $1.5 million, or $0.02 to $0.05 per diluted share. Adjusted net income is expected to be in the range of $27.1 million to $29.0 million, or $0.86 to $0.91 per diluted share. Adjusted EBITDA is expected to be in the range of $37.8 million to $40.8 million.

Use of Non-GAAP Financial Measures
Ellie Mae provides investors with adjusted net income, adjusted EBITDA and free cash flow in conjunction with traditional GAAP operating performance of net income as part of its overall assessment of its performance. Adjusted net income consists of net income plus amortization of other intangible assets, impairment loss on intangible assets and non-cash, stock-based compensation expense. EBITDA consists of net income plus depreciation, amortization of other intangible assets, other income, net, impairment loss on intangible assets and income tax provision. Adjusted EBITDA consists of EBITDA plus non-cash, stock-based compensation expense. Free cash flow is calculated by subtracting cash paid for the acquisition of property and equipment from net cash provided by operating activities. Ellie Mae uses adjusted net income and adjusted EBITDA as measures of operating performance because they enable period to period comparisons by excluding potential differences caused by variations in the age and depreciable lives of fixed assets, the amortization of intangibles related to acquisitions, and changes in interest expense and interest income that are influenced by capital market conditions. The Company also believes it is useful to exclude non-cash, stock-based compensation expense from adjusted net income and adjusted EBITDA because the amount of non-cash expense associated with stock-based awards made at certain prices and points in time (a) do not necessarily reflect how the company’s business is performing at any particular time and (b) can vary significantly between periods due to the timing of new stock-based awards. Ellie Mae uses

Exhibit 99.1

free cash flow as a complementary measure to its entire consolidated statements of cash flows since purchases of property and equipment are a necessary component of ongoing operations. These non-GAAP measures are not measurements of the Company’s financial performance under GAAP and have limitations as analytical tools. Accordingly, these non-GAAP financial measures should not be considered a substitute for, or superior to, net income or operating income or other financial measures calculated in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of the Company’s profitability or liquidity. The Company cautions that other companies in Ellie Mae’s industry may calculate adjusted net income and adjusted EBITDA differently than the Company does, further limiting their usefulness as a comparative measure. A reconciliation of net income to adjusted net income and adjusted EBITDA is included in the tables below.

Quarterly Conference Call
Ellie Mae will discuss its full year and fourth quarter and fiscal year 2014 results today, February 12, 2015, via teleconference at 4:30 p.m. Eastern Time. To access the call, please dial 888-349-9586 or 719-325-2387 at least five minutes prior to the 4:30 p.m. Eastern Time start time. A live webcast of the call will be available on the Investor Relations section of the Company’s website at http://ir.elliemae.com. An audio replay of the call will be available through February 26, 2015 by dialing 888-203-1112 or 719-457-0820 and entering access code 9980318.

About Ellie Mae
Ellie Mae (NYSE:ELLI) is a leading provider of innovative on-demand software solutions and services for the residential mortgage industry. Ellie Mae’s all-in-one Encompass® mortgage management solution provides one system of record that allows banks, credit unions and mortgage lenders to originate and fund mortgages and improve compliance, loan quality and efficiency. Visit EllieMae.com or call 877.355.4362 to learn more.
©2015 Ellie Mae, Inc. Ellie Mae®, Encompass®, AllRegs®, DataTrac®, Ellie Mae Network™, Total Quality Loan™, TQL™ and the Ellie Mae logo are trademarks of Ellie Mae, Inc. or its subsidiaries. All rights reserved. Other company and product names may be trademarks or copyrights of their respective owners.

Forward-Looking Statements
This press release contains forward-looking statements under the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These forward-looking statements include discussions regarding our ability to strengthen our infrastructure and enhance our system capacity, reliability and security, growth opportunities, projected revenue, net income (loss), adjusted EBITDA and adjusted net income for the first quarter and fiscal year 2015, as well as discussions regarding potential increases in investment in growth initiatives and further enhancement of the Company’s capabilities. These statements involve known and unknown risks, uncertainties and other factors which may cause Ellie Mae’s results to be materially different than those expressed or implied in such statements. Such differences may be based on factors such as changes in the volume of residential mortgage volume in the United States; changes in other macroeconomic factors affecting the residential real estate industry; changes in strategic planning decisions

Exhibit 99.1

by management; our ability to manage growth and expenses as we continue to scale our business; reallocation of internal resources; changes in anticipated rates of existing customer conversions and SaaS seat additions, and new customer acquisitions; the possibility that economic benefits of future opportunities may never materialize, including unexpected variations in market growth and demand for the acquired products and technologies; delays and disruptions, including changing relationships with partners, customers, employees or suppliers; the satisfactory performance, reliability and availability of our products and services; the amount of costs incurred in connection with supporting and integrating new customers and partners; ongoing personnel and logistical challenges of managing a larger organization; changes in other macroeconomic factors affecting the residential real estate industry and other risk factors included in documents that Ellie Mae has filed with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2013. Other unknown or unpredictable factors also could have material adverse effects on Ellie Mae’s future results. The forward-looking statements included in this press release are made only as of the date hereof. Ellie Mae cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, Ellie Mae expressly disclaims any intent or obligation to update any forward-looking statements to reflect subsequent events or circumstances.

IR Contacts:

Edgar Luce
Executive VP and CFO
Ellie Mae, Inc.
(925) 227-7079
IR@elliemae.com

or

Michelle Gable
Vice President, Investor Relations
Ellie Mae, Inc.
(925) 227-7108
michelle.gable@elliemae.com

# # #

Exhibit 99.1

Ellie Mae, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands, except share and per share amounts)

	December 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$26,756	$33,462
Short-term investments	49,352	46,325
Accounts receivable, net of allowances for doubtful accounts of $66 and $81 as of December 31, 2014 and December 31, 2013, respectively	20,403	12,024
Prepaid expenses and other current assets	16,021	6,176
Total current assets	112,532	97,987
Property and equipment, net	28,694	12,869
Long-term investments	58,679	56,285
Other intangible assets, net	21,452	5,089
Goodwill	65,338	51,051
Deposits and other assets	3,425	6,322
Total assets	$290,120	$229,603
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,726	$3,783
Accrued and other current liabilities	16,822	9,326
Acquisition holdback, net of discount	522	1,965
Deferred revenue	9,729	4,752
Total current liabilities	33,799	19,826
Leases payable, net of current portion	443	175
Other long-term liabilities	2,994	1,675
Total liabilities	37,236	21,676

Stockholders’ equity:
Common stock, $0.0001 par value per share; 140,000,000 authorized shares, 28,907,147 and 27,624,025 shares issued and outstanding as of December 31, 2014 and December 31, 2013, respectively	3	3
Additional paid-in capital	242,527	212,332
Accumulated other comprehensive loss	(95)	(34)
Retained earnings (accumulated deficit)	10,449	(4,374)
Total stockholders’ equity	252,884	207,927
Total liabilities and stockholders’ equity	$290,120	$229,603

Exhibit 99.1

Ellie Mae, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(UNAUDITED)
(in thousands, except share and per share amounts)

	Quarter ended December 31,		Year ended December 31,
	2014	2013	2014	2013
Revenues	$46,577	$30,350	$161,537	$128,481
Cost of revenues	14,720	8,154	46,283	32,630
Gross profit	31,857	22,196	115,254	95,851
Operating expenses:
Sales and marketing	7,753	6,098	26,544	21,331
Research and development	8,880	6,044	28,228	24,695
General and administrative	11,261	7,745	39,361	30,853
Total operating expenses	27,894	19,887	94,133	76,879
Income from operations	3,963	2,309	21,121	18,972
Other income, net	145	105	488	460
Income before income taxes	4,108	2,414	21,609	19,432
Income tax provision (benefit)	(192)	703	6,786	6,114
Net income	$4,300	$1,711	$14,823	$13,318
Net income per share of common stock:
Basic	$0.15	$0.06	$0.53	$0.50
Diluted	$0.14	$0.06	$0.50	$0.47
Weighted average common shares used in computing net income per share of common stock:
Basic	28,457,087	27,099,373	27,858,828	26,581,962
Diluted	30,068,225	28,902,234	29,593,873	28,502,403

Net income	$4,300	$1,711	$14,823	$13,318
Other comprehensive income, net of taxes:
Unrealized gain (loss) on investments	(58)	17	(61)	31
Comprehensive income	$4,242	$1,728	$14,762	$13,349

Exhibit 99.1

Ellie Mae, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	Year ended December 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$14,823	$13,318
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	5,605	4,727
Provision for uncollectible accounts receivable	1	32
Amortization of other intangible assets	2,779	1,442
Impairment loss on intangible assets	1,968	—
Amortization of discount related to acquisition holdback	36	106
Amortization of investment premium	1,280	1,614
Stock-based compensation expense	14,548	14,259
Loss on disposal of property and equipment	693	—
Excess tax benefit from exercise of stock options	(5,852)	(6,955)
Deferred income taxes	546	(3,297)
Changes in operating assets and liabilities:
Accounts receivable	(8,380)	(2,303)
Prepaid expenses and other current assets	(4,821)	(2,905)
Deposits and other assets	(1,146)	(1,353)
Accounts payable	2,675	907
Accrued, other current and other liabilities	13,239	9,494
Deferred revenue	2,604	(127)
Net cash provided by operating activities	40,598	28,959
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(19,834)	(6,092)
Purchases of investments	(64,748)	(101,121)
Maturities of investments	57,986	56,899
Acquisitions, net of cash acquired	(34,641)	(3,000)
Other investing activities, net	—	1,000
Net cash used in investing activities	(61,237)	(52,314)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of capital lease obligations	(1,178)	(624)
Proceeds from issuance of common stock under employee stock plans	10,161	6,546
Tax payments related to shares withheld for vested restricted stock units	(902)	(174)
Excess tax benefit from exercise of stock options	5,852	6,955
Net cash provided by financing activities	13,933	12,703
NET DECREASE IN CASH AND CASH EQUIVALENTS	(6,706)	(10,652)
CASH AND CASH EQUIVALENTS, Beginning of period	33,462	44,114
CASH AND CASH EQUIVALENTS, End of period	$26,756	$33,462
Supplemental disclosure of cash flow information:
Cash paid for interest	$40	$268
Cash paid for income taxes	$126	$4,582
Supplemental disclosure of non-cash investing and financing activities:

Exhibit 99.1

Fixed asset purchases not yet paid	$921	$884
Stock-based compensation capitalized to property and equipment	$534	$131
Acquisition of property and equipment under capital leases	$1,269	$1,271

Exhibit 99.1

Ellie Mae, Inc.
NON-GAAP RECONCILIATION
(UNAUDITED)
(in thousands, except share and per share amounts)

	Quarter ended December 31,		Year ended December 31,
	2014	2013	2014	2013
Net income	$4,300	$1,711	$14,823	$13,318
Depreciation	1,672	1,286	5,605	4,727
Amortization of other intangible assets	1,204	361	2,779	1,442
Other income, net	(145)	(105)	(488)	(460)
Impairment loss on intangible assets	1,968	—	1,968	—
Income tax provision (benefit)	(192)	703	6,786	6,114
EBITDA	8,807	3,956	31,473	25,141

Non-cash, stock-based compensation expenses	4,008	3,364	14,548	14,259
Adjusted EBITDA	$12,815	$7,320	$46,021	$39,400

Net income	$4,300	$1,711	$14,823	$13,318
Non-cash, stock-based compensation expenses	4,008	3,364	14,548	14,259
Impairment loss on intangible assets	1,968	—	1,968	—
Amortization of other intangible assets	1,204	361	2,779	1,442
Adjusted net income	$11,480	$5,436	$34,118	$29,019

Shares used to compute non-GAAP net income per share
Basic	28,457,087	27,099,373	27,858,828	26,581,962
Diluted	30,068,225	28,902,234	29,593,873	28,502,403

Adjusted net income per share
Basic	$0.40	$0.20	$1.22	$1.09
Diluted	$0.38	$0.19	$1.15	$1.02

Net cash provided by operating activities	$14,488	$8,270	$40,598	$28,959
Acquisition of property and equipment	(6,995)	(1,058)	(19,834)	(6,092)
Free cash flow	$7,493	$7,212	$20,764	$22,867

Exhibit 99.1

Ellie Mae, Inc.
NON-GAAP RECONCILIATION
(UNAUDITED)
(in thousands, except share and per share amounts)

	First Quarter 2015 Projected Range		Fiscal 2015 Projected Range
Net income	$—	$500	$500	$1,500

Depreciation	1,600	1,800	10,500	11,000
Amortization of other intangible assets	1,200	1,300	4,600	5,000
Income tax provision/other	—	200	200	800
EBITDA	2,800	3,800	15,800	18,300

Non-cash, stock-based compensation expenses	4,700	4,800	22,000	22,500
Adjusted EBITDA	$7,500	$8,600	$37,800	$40,800

Net income	$—	$500	$500	$1,500
Non-cash, stock-based compensation expenses	4,700	4,800	22,000	22,500
Amortization of other intangible assets	1,200	1,300	4,600	5,000
Adjusted net income	$5,900	$6,600	$27,100	$29,000

Shares used to compute non-GAAP net income per share
Basic	28,500,000	29,000,000	29,500,000	30,000,000
Diluted	30,500,000	31,000,000	31,500,000	32,000,000

Projected net income per share
Basic	$—	$0.02	$0.02	$0.05
Diluted	$—	$0.02	$0.02	$0.05

Adjusted net income per share
Basic	$0.21	$0.23	$0.92	$0.97
Diluted	$0.19	$0.21	$0.86	$0.91